Exhibit 10.2

THlRD AMENDMENT TO
RIVERBOAT GAMING DEVELOPMENT AGREEMENT
BETWEEN CITY OF LAWRENCEBURG, INDIANA,
AND THE INDIANA GAMING COMPANY, L.P.

This Third Amendment to Riverboat Gaming Development Agreement Between City of Lawrenceburg, Indiana, and the Indiana Gaming Company, L.P. (Third Amendment) is made as of the 24th day of June, 2004 by and between the City of Lawrenceburg, Indiana, an Indiana municipality (“City”) and the Indiana Gaming Company, L.P., an Indiana limited partnership (“Developer”).  City and Developer are referred to as “Party” or “Parties” hereinafter.

WHEREAS, the Parties acknowledge Developer faces increased competition within the State of Indiana and potentially from neighboring jurisdictions and increased taxation;

WHEREAS, the Parties recognize that in order to permit Developer to remain competitive to the economic benefit of both Parties in the face of increased competition and taxation, it will be necessary for Developer to make capital improvements;

WHEREAS, City desires to encourage Developer to make capital improvements to remain competitive; and

WHEREAS, Developer is committed to making a substantial investment in capital improvements.

NOW, THEREFORE, for the mutual promises contained herein, and other consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound agree as follows:

Article 3 is amended by the insertion of a new subparagraph (c) in Section 3.04 as follows. However, the current subparagraph (c) of section 3.04 is not deleted, but is re-lettered as subparagraph (d) and all other subparagraphs of Section 3.04 are re-lettered, as are all references to Section 3.04 in the Agreement.

(c) City shall rebate to Developer any Annual Fee due the City in excess of $30,000,000 but not in excess of $35,000,000 for each year from January 1, 2004 through December 31, 2013 (the “Rebate Period”).  The rebate (if any) shall reduce the additional payment required under subsection (b)(ii) in an amount equal to the cumulative amount Developer has invested in capital expansion projects less rebates already received during the Rebate Period, up to a maximum of $5,000,000 annually. Developer shall provide City with an accounting of the cumulative amount Developer invested in capital expansion projects and rebates received during the Rebate Period no less than annually and no later than the thirtieth day after the end of the year. Capital expansion projects shall include, but not be limited to, facilities for additional gaming space, including furniture fixtures and equipment, parking, hotel and other amenities directly associated with a first class casino operation, some of which were presented to City Council as Phase I on June 9, 2004.

City understands that Developer’s ability to expand its Lawrenceburg operation as committed to herein is subject to approval by multiple regulatory authorities beyond Developer’s control and that this commitment is contingent upon the approval of those regulatory authorities and Developer’s reasonable business judgment. To the extent the cumulative amount Developer invested in capital expansion projects over the Rebate Period as shown by the accounting does not exceed the rebate due, the difference between the rebate due and the cumulative amount Developer invested in capital expansion projects over the Rebate Period shall be held in trust for the benefit of Developer.  At any time Developer provides an accounting demonstrating the cumulative amount it invested in capital expansion projects over the Rebate Period as of the date of the accounting exceeds the cumulative amount of any rebate(s) already received, City shall pay the amount of the difference held in trust to Developer.  If the amount Developer invested in capital expansion projects by the end of the Rebate Period does not exceed the sum of any rebate(s) already received plus any rebates still held in trust, then the money held in trust shall become the property of the City.

WHEREFORE, the Parties have caused this Agreement to be executed as of the date first stated above.

The Indiana Gaming Company, L.P.	City of Lawrenceburg, Indiana
by The Indiana Gaming Company,	by Its Mayor
Its General Partner

/s/ Richard Glasier	/s/ William Cunningham
Richard Glasier	Mayor William Cunningham
President/CEO
Argosy Gaming Company